Exhibit 5.1 and 23.1

[WILLIAMS MULLEN LETTERHEAD]

July 15, 2004

Board of Directors

LandAmerica Financial Group, Inc.

101 Gateway Centre Parkway

Richmond, Virginia 23235

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-3, as amended (the “Registration Statement”), filed by LandAmerica Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended, of (i) $115,000,000 aggregate principal amount of the Company’s 3.125% Convertible Senior Debentures due 2033 (the “Debentures”) and (ii) subject to further adjustment as provided in the Indenture, dated November 26, 2003, governing the Debentures (the “Indenture”), up to 1,715,363 shares of the Company’s common stock and attached Rights to Purchase Series A Junior Participating Preferred Stock (collectively, the “Shares”), into which the Debentures may be converted, for sale by the selling securityholders identified in the Prospectus (the “Prospectus”) that is a part of the Registration Statement.

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that (i) the Shares have been duly authorized and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable, and (ii) the Debentures have been duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in an action at law or suit in equity), including the availability of equitable remedies, (C) procedural requirements of law applicable to the exercise of creditors’ rights generally, and (D) judicial discretion inherent in the forum addressing enforceability.

Board of Directors

LandAmerica Financial Group, Inc.

July 15, 2004

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ JOHN M. OAKEY, III
John M. Oakey, III, a Shareholder

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